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                                                                  EXHIBIT 3.9


                           ARTICLES OF INCORPORATION

                                      OF

                                 HCS II, INC.
                                 ------------

     The undersigned, being a natural person capable of contracting and acting as the incorporator to form a corporation for one or more lawful business purposes under the provisions of the Business Corporation Law of the State of Louisiana (the "Business Corporation Law"), does hereby adopt and sign the following Articles of Incorporation:

                                   ARTICLE I

                                     NAME
                                     ----

     The name of the corporation (the "Corporation") is HCS II, Inc.

                                  ARTICLE II

                                   DURATION
                                   --------

     The period of duration of the Corporation is perpetual.

                                  ARTICLE III

                                   PURPOSES
                                   --------

     The purpose for which the Corporation is organized is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law.

                                  ARTICLE IV

                                 CAPITAL STOCK
                                 -------------

     The aggregate number of shares of capital stock which the Corporation shall have the authority to issue shall be 100,000, all of which shall have a par value of $1.00 per share and all of which shall be of the same class and shall be designated as common stock.

                                   ARTICLE V

                               PREEMPTIVE RIGHTS
                               -----------------

     No shareholder of the Corporation shall, by reason of being a shareholder, have any preemptive right to acquire additional, unissued or treasury shares of the Corporation, or securities convertible into or carrying a right to subscribe to or to acquire any shares of any class of the
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Corporation now or hereafter authorized.

                                  ARTICLE VI

                           CUMULATIVE VOTING DENIED
                           ------------------------

     Cumulative voting shall not be allowed in the election of directors or for any other purpose.

                                  ARTICLE VII

                            LIMITATION OF LIABILITY
                            -----------------------

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Business Corporation Law, as the same exists on the effective date of these Articles of Incorporation or may hereafter be amended to further limit or eliminate such liability. Any repeal or modification of this
Article VII by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE VIII

                        DIVIDENDS, RECLASSIFICATIONS OR
                             REDEMPTIONS OF STOCK
                             --------------------

     Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, if any, which are not claimed by the shareholders entitled thereto within a reasonable time as determined by the Board of Directors (not less than one year in any event) after the dividend or redemption price, if any, became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price, if any, or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price, if any, or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price, if any, or (b) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article VIII, to the entity who or which would be entitled thereto had such reversion not occurred.

                                       2
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                                  ARTICLE IX

                         INDEMNIFICATION AND INSURANCE
                         -----------------------------

     The Corporation shall, to the fullest extent permitted by law, indemnify, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, advance expenses to, any and all officers and directors of the Corporation in whatever capacities they serve, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify, and advance expenses to, any and all other persons whom it shall have power to indemnify, with respect to all matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability. Any repeal or modification of this Article IX by the shareholders of the Corporation shall be prospective only and shall not adversely affect any rights set forth in this Article IX existing at the time of such repeal or modification.

                                   ARTICLE X

                          INITIAL BOARD OF DIRECTORS
                          --------------------------

     The number of directors shall be fixed by the Bylaws of the Corporation and until changed in accordance with the manner prescribed by the Bylaws shall be three (3). The names and addresses of those persons who are to serve as directors until the first annual meeting of shareholders, or until their successors be elected and qualified, shall be as specified in the initial report or supplemental report of the Corporation filed pursuant to Section 12:101 of the Business Corporation Law.

                                  ARTICLE XI

                       ACTION BY CONSENT OF SHAREHOLDERS
                       ---------------------------------

     Whenever the affirmative vote of shareholders at a meeting is required to authorize or constitute corporate action under any provision of the Business Corporation Law or of the Articles of Incorporation or Bylaws of the Corporation, any such action may be authorized or constituted by a consent in writing, without a meeting, signed by the shareholders having at least that proportion of voting power which would be necessary under any such provision to authorize or constitute the action by the affirmative vote at a meeting; provided, however, that any such written consent shall be filed with the record of proceedings of the shareholders; and provided, further, that prompt notice shall be given to all of the shareholders entitled thereto of the action taken pursuant to such written consent.

                                       3
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                                  ARTICLE XII

                                 INCORPORATOR
                                 ------------

     The name and address of the incorporator is:

     Name                           Address
     ----                           -------

     Evelyn Johnstone               Two Galleria Tower, Suite 2200
                                    13455 Noel Road, LB 48
                                    Dallas, Texas 75240


     IN WITNESS WHEREOF, I have hereunto set my hand this 20/th/ day of July, 1999.


                              /s/ Evelyn Johnstone
                              -------------------------------
                              Evelyn Johnstone

THE STATE OF TEXAS

COUNTY OF DALLAS

     I, Roberta J. Hamann, a Notary Public, do hereby certify that on this 20th
        -----------------
day of July, 1999, personally appeared before me Evelyn Johnstone, who being by me first duly sworn, declared to me that she is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.


                         /s/ Roberta J. Hamann
                         ---------------------------------
                         Notary Public, State of Texas
                         Name: Roberta J. Hamann
                               -----------------
                         My Commission Expires: 11/12/2000
                                                ----------

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